As filed with the Securities and Exchange Commission on January 24, 2011

Registration No. 333-122809

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8/A

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

FAIRPOINT COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3725229
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

521 East Morehead Street, Suite 500
Charlotte, North Carolina	28202
(Address of principal executive offices)	(Zip Code)

FAIRPOINT COMMUNICATIONS, INC. 2005 STOCK INCENTIVE PLAN,

FAIRPOINT COMMUNICATIONS, INC.

(FORMERLY MJD COMMUNICATIONS, INC.) 1995 STOCK OPTION PLAN

FAIRPOINT COMMUNICATIONS, INC.

(FORMERLY MJD COMMUNICATIONS, INC.) STOCK INCENTIVE PLAN

FAIRPOINT COMMUNICATIONS, INC.

AMENDED AND RESTATED 2000 EMPLOYEE STOCK INCENTIVE PLAN

(Full title of the plans)

Shirley J. Linn, Esq.

Executive Vice President,

General Counsel and Secretary

FairPoint Communications, Inc.

521 East Morehead Street, Suite 500

Charlotte, North Carolina 28202

(Name and address of agent for service)

(704) 344-8150

(Telephone number, including area code, of agent for service)

Copy to:

Jeffrey J. Pellegrino, Esq.

Paul, Hastings, Janofsky & Walker LLP

75 E. 55th Street

New York, New York 10022

(212) 318-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE:  DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) is filed by FairPoint Communications, Inc. (the “Company”) and amends the registration statement filed on Form S-8 (File No. 333-122809) with the Securities and Exchange Commission on February 14, 2005 (the “Registration Statement”), registering shares of the Company’s common stock, par value $0.01 per share, under the FairPoint Communications, Inc. 2005 Stock Incentive Plan (the “2005 Plan”), the FairPoint Communications, Inc. (formerly MJD Communications, Inc.) 1995 Stock Option Plan (the “1995 Plan”), the FairPoint Communications, Inc. (formerly MJD Communications, Inc.) Stock Incentive Plan (the “1998 Plan”) and the FairPoint Communications, Inc. Amended and Restated 2000 Employee Stock Incentive Plan (the “2000 Plan,” and together with the 2005 Plan, the 1995 Plan and the 1998 Plan, the “Plans”).

On October 26, 2009, the Company and substantially all of its direct and indirect subsidiaries filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).  On January 13, 2011, the Bankruptcy Court entered an order confirming the Company’s Third Amended Joint Plan of Reorganization (as amended, modified or supplemented, the “Plan”).  The Plan became effective on January 24, 2011 (the “Effective Date”).  Pursuant to the Plan, the existing securities of the Company were cancelled and extinguished on the Effective Date, including any grants and awards under the Plans, and holders of such securities did not receive any distributions under the Plan.  Consequently, the Company is filing this Post-Effective Amendment on the Effective Date.

Through the filing of this Post-Effective Amendment, the Company hereby deregisters any and all remaining unissued securities covered by the Registration Statement with such deregistration to be effective immediately upon the filing of this Post-Effective Amendment.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, State of North Carolina, on January 24, 2011.

FAIRPOINT COMMUNICATIONS, INC.

By:	/s/ Paul H. Sunu
Name:	Paul H. Sunu
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Paul H. Sunu	Chief Executive Officer and Director	January 24, 2011
Paul H. Sunu

/s/ Ajay Sabherwal	Executive Vice President and Chief Financial Officer	January 24, 2011
Ajay Sabherwal

/s/ John T. Hogshire	Vice President and Controller	January 24, 2011
John T. Hogshire

/s/ Jane E. Newman	Director	January 24, 2011
Jane E. Newman

/s/ Thomas F. Gilbane, Jr.	Director	January 24, 2011
Thomas F. Gilbane, Jr.

/s/ Claude C. Lilly	Director	January 24, 2011
Claude C. Lilly

/s/ Robert S. Lilien	Director	January 24, 2011
Robert S. Lilien

/s/ Michael R. Tuttle	Director	January 24, 2011
Michael R. Tuttle

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